Exhibit 99.1

deCODE genetics Announces Second Quarter 2008 Financial Results

Reykjavik, ICELAND, August 6, 2008 – deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter ended June 30, 2008. A conference call to discuss the quarter’s results and recent operating highlights will be webcast live tomorrow, Thursday, August 7, at 8:00am Eastern Daylight Time/12 noon GMT/1pm BST (details below).

Operating loss for the second quarter 2008 was $13.5 million, compared to $22.9 million for the second quarter 2007. Operating loss for the first six months of 2008 declined to $33.1 million from $43.4 million for the first six months of 2007.

Net loss for the quarter ending June 30, 2008 was $18.4 million, compared to $16.2 million for the second quarter 2007. Net loss for the first six months of 2008 was $45.0 million, compared to $38.9 million for the first six months of last year. In addition to operating loss, net loss figures for the periods presented include interest expense and, in the 2008 periods, unrealized loss resulting from the revaluation of the company’s auction rate securities investments, as well as, in the 2007 periods, a one-time payment deCODE received related to the settlement of an intellectual property suit.

Basic and diluted net loss per share was $0.30 for the second quarter 2008, compared to $0.27 for the same quarter in 2007. For the first six months of 2008, basic and diluted net loss per share was $0.73, compared to $0.64 for the first six months of last year. At the close of the second quarter 2008, the company had approximately 61.8 million shares outstanding.

Revenue for the second quarter this year was $15.0 million, compared to $7.6 million for the same period a year ago. For the first six months of 2008, revenue was $30.0 million, compared to $16.2 million for the same period last year. As of June 30, 2008, the company had $15.1 million in deferred revenue that will be recognized over future reporting periods. The period-on-period increase in revenue for the second quarter and first half of 2008 was driven principally by growth in the company’s genomic services business, which includes the company’s diagnostics, deCODEme™ personal genome analysis, and contract genotyping businesses.

Research and development expense was $8.0 million for the second quarter of this year, compared to $14.5 million for the same period last year. For the first six months of 2008, R&D expense was $20.6 million, compared to $27.2 million for the first six months of 2007. Our research and development expense in the first six months of the year reflects the conclusion of clinical pharmacology studies in our most advanced drug development programs, the launch of our prostate cancer and glaucoma diagnostics tests, and the advancement of gene and target discovery work in a range of major disease areas.

Selling, general and administrative expense for the second quarter of 2008 was $7.1 million, compared to $6.8 million for the 2007 period. For the first half of the year, SG&A expense was $14.4 million in 2008 and $12.3 million in 2007. The increases in SG&A expense year-on-year reflect principally the build-up of our sales efforts for the company’s diagnostics and deCODEme™ businesses.

At June 30, 2008, the company had $49.4 million in cash and investments. This includes $23.7 million in cash, cash equivalents and current investments, $5.1 million in restricted cash equivalents, and $20.6 million in non-current investments in auction rate securities. At December 31, 2007, the company had $94.1 million in cash, cash equivalents, restricted cash equivalents, and investments.

“Our results for the second quarter reflect our focus on capturing the commercial opportunities coming out of core competence in human genetics, while maintaining a firm control on costs. As we ramp up our sales efforts in diagnostics and deCODEme™, our discovery engine is providing us with a steady stream of intellectual property and content for new tests that leverage the same product development infrastructure. Through small, well-designed pharmacology studies like that we recently completed with DG041, we have been able to sharpen the medical and market potential of our lead drug development programs. This is important as we pursue partnership opportunities, with the goal of reaping significant upside from these programs in major therapeutic areas while managing risk,” said Kari Stefansson, CEO of deCODE.

Recent highlights include:

Product Development

•                  DG041 for arterial thrombosis. In June, deCODE announced positive topline results from its latest clinical pharmacology study of DG041, the company’s first-in-class antagonist of the EP3 receptor for prostaglandin E2, being developed as a next-generation oral anti-platelet therapy for preventing arterial thrombosis without increasing bleeding risk. The prospective, randomized, blinded, crossover study compared the effects on platelet activation and bleeding time of DG041 alone and in combination with the mainstays of current anti-platelet treatment, Plavix™ (clopidogrel) and aspirin. The results confirm previous clinical findings that DG041 inhibits platelet aggregation without increasing bleeding time as monotherapy, and further demonstrate that in combination with clopidogrel alone, as well as with clopidogrel and aspirin, DG041 provides additional antiplatelet effect without prolonging bleeding time.

•                  Diagnostics: Glaucoma. In the second quarter, the company began offering its fifth DNA-based risk assessment diagnostic, deCODE Glaucoma™. The test detects two common single letter variations (SNPs) in the sequence of the human genome discovered by deCODE that appear to account for virtually all cases of exfoliation glaucoma. The SNPs are located in the LOXL1 gene on chromosome 15, and confer respectively 26-fold and 8-fold increases in risk of exfoliation glaucoma compared to the low-risk versions of the same markers. Glaucoma is one of the most common causes of blindness worldwide. Exfoliation glaucoma is caused by the buildup of fibrous deposits on the surfaces on the front of the eye. Between 10-20% of people over the age of 60 are believed to have some degree of exfoliation syndrome, and more than half of these individuals may go on to develop exfoliation glaucoma. The progression of glaucoma can be slowed using various medications that promote the drainage of fluids from the eye and reduce pressure on the optic nerve.

•                  Diagnostics: Breast cancer. In the second quarter deCODE discovered a fourth set of common single-letter variants (SNPs) associated with risk of estrogen receptor-positive (ER+) breast cancer. Although these variants confer modest risk, they are so common that they are estimated to account for approximately 11% of breast cancers overall. With this latest discovery, the genetic factors underpinning a very significant proportion of inherited risk of ER+ breast cancer have now been elucidated. Common variants previously discovered by deCODE on chromosomes 2q35 and 16q12 are together involved in an estimated 25% of ER+ breast cancers. deCODE’s analysis of known variants located on chromosome 10q26 and accounting for approximately 16% of breast cancers has further demonstrated that these appear to confer risk exclusively of ER+ tumors. deCODE is applying these variants as the basis for a DNA-based reference laboratory risk-assessment test the company plans to launch this fall. Such a test will allow for the identification of women who may benefit from regular screening with standard as well as new, high-resolution technologies. The American Cancer Society now recommends that women who are at a 20-50% above-average risk of breast cancer should consider undergoing annual magnetic-resonance imaging (MRI) scans as well as mammograms.

Target Discovery

•                  Schizophrenia. The deCODE-led SGENE Consortium, funded by the European Union, recently discovered three rare deletions in the human genome that confer risk of schizophrenia. The deletions are located on chromosomes 1q21, 15q11 and 15q13, and confer, respectively, 3, 15 and 12 times greater than average risk of schizophrenia. These are the first such deletions to be associated with risk of mental illness using large sample sizes and validated across many populations. The substantial increase in risk they confer make them a valuable basis upon which to develop molecular diagnostic tests to complement standard clinical diagnosis.

•                  Skin cancer. deCODE discovered sequence variants near the ASIP (agouti signaling protein) gene on chromosome 20 that greatly increase the likelihood of an individual being prone to freckles and sunburn. A SNP in the TYR (tyrosinase) gene on chromosome 11, previously linked by deCODE to eye color, was here shown also to confer susceptibility to sunburn. The deCODE team went on to explore the role of these variants in two major skin cancers — cutaneous melanoma (CM) and basal cell carcinoma (BCC) — and found that carrying one set of the ASIP variants, which 15% of the population does, was shown to correspond to a 45% increase in risk of CM and 33% increase in risk of BCC compared to non-carriers. Each copy of the TYR variant, of which 35% of people carry at least one copy, was found to confer a 20% increased risk of CM and a 14% increase in risk of BCC compared to non-carriers. These findings provide new insight into the biology of skin cancer, and may be used as diagnostic markers to identify those who should moderate their exposure to the sun.

•                  Bone mineral density. deCODE discovered several single letter variants (SNPs) at five different sites in the human genome that impact bone mineral density (BMD) and predispose to fracturing of bones. BMD is a principal measure of the presence and severity of osteoporosis, a common, progressive and often debilitating condition in which bones become thinner and more prone to fracture, even from minor falls or blows. As an editorial in the New England Journal of Medicine points out, although BMD has long been known to have a significant inherited component, these are the first validated and replicated genetic variants ever linked to BMD through a genome-wide scan of SNPs. Although these variants confer an increase in risk that is in the range of 5-15% compared to non-carriers of the variants, they are all quite common and so may account for a sizable proportion of the inherited component of low BMD.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of diagnostics and drugs for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. Through its CLIA-registered laboratory, deCODE is offering a growing range of DNA-based tests for gauging risk and empowering prevention of common diseases, including deCODE T2™ for type 2 diabetes; deCODE AF™ for atrial fibrillation and stroke; deCODE MI™ for heart attack; deCODE ProCa™ for prostate cancer; and deCODE Glaucoma™ for a major type of glaucoma. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com; on our diagnostics site at www.decodediagnostics.com; and, for our pioneering personal genome analysis service, at www.decodeme.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss second quarter financial results and recent operating highlights, will be webcast tomorrow, Thursday, August 7, at 8:00am Eastern Daylight Time/12 noon GMT/1pm British Summer Time. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 955922.

Condensed Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
	in thousands, except per share amounts (unaudited)
Revenue	$15,026	$7,614	$30,004	$16,168
Operating expenses
Cost of revenue	13,432	9,156	28,146	20,074
Research and development	7,964	14,528	20,617	27,204
Selling, general and administrative	7,146	6,795	14,357	12,325
Total operating expense	28,542	30,479	63,120	59,603
Operating loss	(13,516)	(22,865)	(33,116)	(43,435)
Interest income	452	1,518	1,489	3,509
Interest expense	(4,120)	(3,803)	(8,145)	(7,469)
Other non-operating income and (expense), net*	(1,170)	8,922	(5,247)	8,542
Net loss	$(18,354)	$(16,228)	$(45,019)	$(38,853)
Basic and diluted net loss per share:	$(0.30)	$(0.27)	$(0.73)	$(0.64)
Shares used in computing basic and diluted net loss per share	61,371	61,005	61,318	60,977

Condensed Consolidated Balance Sheet Data

	At June 30, 2008	At December 31, 2007
	in thousands (unaudited)
Cash and investments **	$49,433	$94,058
Total assets	110,617	156,208
Total liabilities	297,446	301,858
Total shareholders’ equity	(186,829)	(145,650)

* Other non-operating expense for the three and six months ended June 30, 2008 principally reflect an unrealized loss resulting from the revaluation of the company’s non-current auction rate security investments as of June 30, 2008.

** Cash and investments include cash equivalents, restricted cash equivalents, current and non-current investments.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to our ability to obtain financing and to form collaborative relationships, uncertainty regarding potential future deterioration in the market for auction rate securities which could result in additional permanent impairment charges, our ability to develop and market diagnostic products, the level of third party reimbursement for our products, risks related to preclinical and clinical development of pharmaceutical products, including the identification of compounds and the completion of clinical trials, the effect of government regulation and the regulatory approval processes, market acceptance, our ability to obtain and protect intellectual property rights for our products, dependence on collaborative relationships, the effect of competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors identified in our most recent Annual Report on Form 10-K and any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.